Exhibit 99.1

David Meline, Amgen’s Chief Financial Officer, to Retire

Peter Griffith to Assume CFO Role in 2020

THOUSAND OAKS, Calif., October 22, 2019 – Amgen (NASDAQ: AMGN) today announced the planned retirement of David W. Meline, who has served as the company’s executive vice president and chief financial officer since 2014. Meline will serve as CFO through the end of 2019 and remain at the company into the second quarter of 2020 to help ensure a smooth transition of his responsibilities. The company also announced that Peter H. Griffith has joined Amgen as executive vice president, Finance, and will be Meline’s successor as chief financial officer as of January 1, 2020.

“I am grateful to David for the many contributions he has made to Amgen’s success,” said Robert A. Bradway, chairman and chief executive officer. “David has played an essential role in the enterprise-wide transformation that has enabled Amgen to deliver outstanding financial performance to our shareholders, while also investing heavily in new product launches, research and development, and global expansion. Additionally, under David’s leadership, Amgen has built and embedded a set of productivity capabilities throughout our organization that position us for continued success in a highly dynamic external environment.”

Meline joined Amgen from 3M, where he was senior vice president and chief financial officer. Previously, Meline held numerous senior-level roles at General Motors, including vice president and chief financial officer for GM North America.

“A hallmark of Amgen’s nearly 40-year history has been well-planned transitions of key leadership roles,” Bradway said. “I am delighted to welcome Peter to Amgen. His extensive global experience and financial skills will be instrumental to our strategy for investing in innovation to drive long-term growth. I am pleased that David will remain with Amgen into 2020 to work with Peter and ensure a smooth transition.”

Griffith joins Amgen from Sherwood Canyon Group, LLC, a private equity and advisory firm, where he served as president. Previously, he retired from EY (formerly Ernst & Young), a leader in assurance, tax, transaction and advisory services, after a distinguished career there, including almost 22 years as a partner. Most recently, Griffith served as EY’s Global Vice Chair, Corporate Development with responsibility for driving the firm’s international growth and expanding its capabilities worldwide. He previously served as EY’s Global Managing Partner, Finance and Corporate Development and, before that, as Global Managing Partner, Operations and Finance during a time when the organization grew annual revenues more than 25% to over $27 billion. This latter role included the Finance and Accounting, Corporate Development, Tax, and Treasury functions. During his tenure, Griffith served on the EY Global Executive Board, the EY Americas Executive Board, and the Executive Board of Ernst & Young LLP. Prior to EY, he was Managing Director and Head of Investment Banking at Wedbush Securities.

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its biologics manufacturing expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be the world’s largest independent biotechnology company, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.